THE INVESTOR RELATIONS GROUP INC.
LETTER OF AGREEMENT
Date: June 11, 2007

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (IRG) agrees to provide Power3 Medical Products Inc. (the “Company”) a comprehensive corporate communications program. These services may include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management; targeted mailings; assistance with compiling promotional materials; writing and editing news releases and other corporate materials; advice on packaging the Company story; writing pitch letters to and solicitation of the appropriate media and press; syndicated stories; and, daily update reports.

Section 2. Fees. The Company shall pay to IRG for its services hereunder a maintenance fee of $ 13,500.00 for a renewable term of 12 months beginning July 1, 2007. Additionally, as origination compensation for this Agreement, the Company shall immediately deliver to IRG 400,000 restricted shares of the Company’s Common Stock: 360,000 issued in the name of Dian Griesel; 40,000 issued in the name of J. Kevin Moran. Upon issuance, these shares shall be deemed fully paid and non-assessable.
Fees are payable on or before the 1st day after the beginning of each month which occurs during the Engagement Period. Unless other arrangements have been made and agreed upon in writing, lack of payment for services rendered by the 5th of the month will be considered default of this agreement, and IRG shall be entitled to cease all services on behalf of the Company until such time as payment in full of amounts due is made.

Section 3. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, information retrieval service, wire services for news releases, monitoring advisory service, and all reasonable meeting expenses including rental of audio/visual equipment. No individual expenses over $500 will be expended without first notifying the Company. The Company agrees to remit upon the signing of this agreement a check for $3,500 to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program. From time to time, the Company will replenish the expense account as necessary to maintain a balance of $3,500. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 4. Indemnification. The Company and IRG agree to defend, indemnify and hold each other, their affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) arising solely from the Company's or IRG's breach of their obligations, warranties and representations under this Agreement. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 5. Term of Agreement and Guarantee of Satisfaction. (a) The engagement of IRG under the provisions of this agreement shall continue until notice of termination is received. (b) The Company may terminate IRGs engagement hereunder, with or without cause, immediately at any time during this agreement. Any fees accrued to IRG prior to cancellation will be payable immediately. (c) IRG may terminate its engagement hereunder, with or without cause, at any time during this agreement. The obligations of the Company under Sections 4 and 6 shall survive termination or breach of this agreement, with or without cause, by either party.

Section 6. Solicitation of Employees. For a period commencing two years after the termination of this Agreement, the Company shall not, directly or indirectly: (i) influence or attempt to influence any employee of IRG to leave its employ; (ii) agree to aid any competitor or customer of IRG in any attempt to hire any person who was employed by IRG within the two year period preceding termination of this Agreement; or (iii) solicit or induce any person who was employed by IRG within the two year period preceding the termination of this Agreement to become employed by the Company. The Company acknowledges that the restrictions in this section are reasonable and necessary for the protection of IRG’s business.

Section 7. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 8. Disputes. Any controversy or dispute between the IRG and the Company, including the enforceability of this clause, shall be settled by binding arbitration before a single arbitrator selected mutually by the parties in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, Expedited Procedures. The governing law of such arbitration shall be as set forth in Section 10. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 9. Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the City, County and State of New York.

Section 10. Other Services. If the Company desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3th Floor, New York, NY 10004, Attention: Dian Griesel, Ph.D., President & CEO.

Very truly yours,

/s/ Dian Griesel

Dian Griesel Founder, President and CEO The Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Steven B. Rash
Steven B. Rash
CEO of Power3 Medical Products, Inc.